Exhibit 99.1

            Cerner Delivers Strong New Business Bookings;
              Margin Expansion and Cash Flow also Strong

    KANSAS CITY, Mo.--(BUSINESS WIRE)--April 21, 2004--Cerner Corporation (NASDAQ:CERN) today announced results for the 2004 first quarter ended April 3, 2004. Diluted earnings per share were $0.38, compared to $0.15 in the first quarter of 2003. The first quarter of 2004 included a gain on the sale of Zynx Health Incorporated that increased earnings per share by $0.05. Analysts' consensus estimates for first quarter earnings per share were $0.32.
    First quarter revenues increased 10 percent to $218.7 million compared to $198.2 million in the year-ago quarter. Net earnings in the quarter were $14.1 million, compared to $5.6 million in the first quarter of 2003. The gain on the sale of Zynx Health increased first quarter of 2004 net earnings by $1.8 million ($3 million, net of $1.2 million of tax).
    The Company continued to experience strong demand for its solutions with $216.4 million of new business bookings, up 43 percent compared to $151.1 million in the first quarter of 2003. The Company generated strong operating cash flow of $30.7 million in the first quarter driven by strong cash collections and a significant number of Cerner Millennium(TM) implementations.

    Other First Quarter Highlights:

    -- Operating margin of 10.3 percent, an increase of 460 basis points compared to the first quarter of 2003.

    --  Strong cash collections of $218 million.

    -- Days Sales Outstanding (DSOs) of 108 days, which is 7 days lower than a year ago.

    -- Total revenue backlog of $1.32 billion, up 29 percent over the year-ago quarter. This is comprised of $1.0 billion of contract backlog and $318.5 million of support and maintenance backlog.

    -- 187 Cerner Millennium solutions were implemented during the quarter. Cerner has now turned on more than 2,800 Cerner
        Millennium solutions at over 600 client facilities worldwide.

    -- Computerized Physician Order Entry was brought live at 54 locations, bringing the total to more than 250.

    "We are very pleased with the progress Cerner made on many fronts in the first quarter," said Neal Patterson, Cerner's co-founder, Chairman and Chief Executive Officer. "We continued to create quality revenue growth along with strong margin expansion and cash flow generation."
    "Our high level of new business bookings reflects our continued leadership in the important healthcare information technology industry," added Patterson. "We believe there remains significant demand for healthcare information technology, and we feel good about our ability to benefit from this demand because of our proven solutions and unmatched depth and breadth of offerings."

    Future Period Guidance

    Cerner expects earnings per share in the second quarter of 2004 to be between $0.35 and $0.37. The Company expects revenue in the second quarter to be approximately $225 million to $230 million. Cerner expects bookings revenue in the second quarter to be between $200 million and $220 million.
    For 2004, the Company expects earnings per share between $1.63 and $1.67 (not including the $0.05 gain from the sale of Zynx Health), which is up from previous guidance of $1.60 to $1.65. Cerner expects revenue for 2004 to be at the upper end of its existing guidance range of $920 million to $940 million.
    The Company also reiterated its cash flow guidance for 2004, indicating that it expects to generate between $120 million and $140 million of operating cash flow. Based on these estimates, the Company expects to generate positive free cash flow, defined as operating cash flow less capital expenditures and capitalized software, in 2004.

    Earnings Conference Call

    Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CT on April 21, 2004. The dial-in number for the call is (617) 786-2963 and the replay number is (617) 801-6888 (Pass code: 50856446). The call will also be Web cast and available both live and archived on Cerner's Web site at www.cerner.com in the Investors' section under News and Events. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks. A copy of the script used during the call will also be available at www.cerner.com in the Investors' section under News and Events.

    Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of
Cerner: Cerner, Cerner Millennium, and Cerner's logo. (Nasdaq:CERN), www.cerner.com.

    This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words "believe", "feel", "expects", "guidance" or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the healthcare industry, significant competition, the Company's proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company's software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company's software, risks associated with the Company's global operation and the recruitment and retention of key personnel. Additional discussion of these and other factors affecting the Company's business is contained in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.


                          Cerner Corporation
                   Consolidated Statements of Income


                                      Three Months       Three Months
                                         Ended              Ended
(In thousands, except per share     April 3, 2004(1)    March 29, 2003
 data)
                                    ----------------   ---------------

Revenue
   System sales                  $            84,512           78,594
   Support, maintenance and
    services                                 127,069          112,932
   Reimbursed travel                           7,146            6,665
                                  -------------------  ---------------

          Total revenue                      218,727          198,191

Margin
   System sales                               57,779           50,389
   Support and maintenance                   114,275           99,550
                                  -------------------  ---------------

          Total margin                       172,054          149,939
                                  -------------------  ---------------

Operating expenses
   Sales and client service                   92,842           88,091
   Software development                       42,554           37,458
   General and administrative                 14,145           13,142
                                  -------------------  ---------------

          Total operating
           expenses                          149,541          138,691
                                  -------------------  ---------------

          Operating earnings                  22,513           11,248

   Interest income                               442              409
   Interest expense                           (2,557)          (2,255)
   Other income                                3,014               16
                                  -------------------  ---------------

          Non-operating income
           (expense), net                        899           (1,830)

Earnings before income taxes                  23,412            9,418
Income taxes                                  (9,283)          (3,825)
                                  -------------------  ---------------

Net earnings                     $            14,129            5,593
                                  ===================  ===============

Basic earnings per share         $              0.40             0.16
                                  ===================  ===============

Basic weighted average shares
 outstanding                                  35,661           35,559

Diluted earnings per share       $              0.38             0.15
                                  ===================  ===============

Diluted weighted average shares
 outstanding                                  37,222           36,710


Note 1: Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for 2004.


                          Cerner Corporation
                      Consolidated Balance Sheets


(In thousands)                                  April 3,    January 3,
                                                 2004          2004
                                               ---------    ----------
Assets

Cash and cash equivalents                 $      141,528      121,839
Receivables                                      259,065      256,574
Inventory                                         11,885       12,434
Prepaid expenses and other                        33,379       38,132
                                           -------------    ----------

     Total current assets                        445,857      428,979

Property and equipment, net                      211,408      204,953
Software development costs, net                  145,633      141,090
Goodwill, net                                     52,855       51,573
Intangible assets, net                            22,375       24,036
Investments, net                                     664          692
Other assets                                       5,447        8,017
                                           -------------    ----------

Total assets                              $      884,239      859,340
                                           =============    ==========

Liabilities

Accounts payable                          $       14,385       20,753
Current installments of long-term debt            23,532       21,162
Deferred revenue                                  63,241       64,879
Deferred income taxes                             15,555       15,586
Accrued payroll and tax withholdings              46,920       45,004
Other accrued expenses                            12,629       10,095
                                           -------------    ----------

     Total current liabilities                   176,262      177,479
                                           -------------    ----------


Long-term debt, net                              130,534      124,570
Deferred income taxes                             61,158       59,500
Deferred revenue                                   1,945        1,945
                                           -------------    ----------

     Total liabilities                           369,899      363,494
                                           -------------    ----------

Minority owners' equity interest in
 subsidiary                                        1,166        1,166

Stockholders' Equity

Common stock                                         374          371
Additional paid-in capital                       241,432      236,969
Retained earnings                                293,492      279,363
Treasury stock, at cost (1,502,999 shares
 in 2003 and 2002)                               (26,793)     (26,793)
Foreign currency translation adjustment            4,669        4,770
                                           -------------    ----------

     Total stockholders' equity                  513,174      494,680

Total liabilities and equity              $      884,239      859,340
                                           =============    ==========

    CONTACT: Cerner Corporation
             Investors:
             Allan Kells, 816-201-2445
             akells@cerner.com
                 or
             Media:
             Justin Scott, 816-201-6438
             jscott@cerner.com